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Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
April 26, 2004	Debra J. Richardson, Sr. Vice President
(515) 273-3551, drichardson@american-equity.com
 John M. Matovina, Vice Chairman
(515) 273-3552, jmatovina@american-equity.com
 D. J. Noble, Chairman
(515) 457-1705, dnoble@american-equity.com

American Equity Reports First Quarter Results

        WEST DES MOINES, Iowa (April 26, 2004)—American Equity Investment Life Holding Company (NYSE: AEL), a leading underwriter of fixed rate and index annuities, today reported 2004 first quarter net income of $10.4 million, or $0.28 per common share and $0.25 per diluted common share, an increase of 131% over 2003 first quarter net income of $4.5 million, or $0.27 per common share and $0.23 per diluted common share. Operating income1 for the first quarter increased 72% to $9.3 million, or $0.25 per common share and $0.22 per diluted common share, compared to 2003 first quarter operating income of $5.4 million, or $0.33 per common share and $0.27 per diluted common share.

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In addition to net income, American Equity has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as an economic measure to evaluate its financial performance. Operating income equals net income adjusted to eliminate the impact of net realized gains and losses on investments and the impact of SFAS 133, dealing with the market value changes in derivatives. Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, American Equity believes a measure excluding their impact is useful in analyzing operating trends. American Equity believes the combined presentation and evaluation of operating income together with net income, provides information that may enhance an investor's understanding of American Equity's underlying results and profitability. A reconciliation of net income to operating income is provided in the accompanying tables.

ACCELERATED RECRUITING AND SALES

        During the first quarter American Equity intensified its efforts to recruit new agents and build sales volume. As a result, 10 national marketing organizations and over 2,600 new agents were recruited, bringing the company's total field force to over 43,000 independent agents. Total production for the first quarter was $367 million ($295 million net of coinsurance) compared with $319 million ($199 million net of coinsurance) for the first quarter of 2003.

        Commenting on first quarter sales, David J. Noble, Chairman, CEO and President of American Equity stated: "This quarter we focused heavily on building sales momentum. This effort began immediately after we completed our IPO in December 2003, which strengthened our capital base and allowed us to reinstate our full marketing program. The pace of new sales in 2004 is accelerating with each month, and we expect to achieve our sales targets for the year."

INVESTMENT INCOME

        Investment income, which is the largest component of American Equity's revenues, was $99.4 million for the first quarter, compared to $90.7 million in the first quarter of 2003, an increase of 10%. The weighted average yield on invested assets, of which over 98% are investment grade, was 6.33%. American Equity earned a weighted average gross spread (aggregate yield on invested assets over the cost of money on annuities) of 2.30% on its aggregate annuity fund values, comprised of 2.90% on index annuities, 2.80% on fixed rate annuities and 0.69% on multi-year rate guaranteed products.

CAPITAL RAISING INITIATIVES

        On March 15, 2004, American Equity filed a shelf registration statement with the Securities and Exchange Commission (SEC) to offer and sell up to $250 million in debt or trust preferred securities. The shelf registration was declared effective by the SEC on April 22, 2004. Regarding this filing, Noble commented: "We have a strong commitment to continue to build the capital base of our company in the manner or manners which best serve the interests of our stockholders. Debt and trust preferred capital markets presently offer very favorable market opportunities."

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as "guidance," "expect," "anticipate," "believe," "goal," "objective," "target," "may," "should,""estimate,""projects," or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

CONFERENCE CALL

        American Equity will hold a conference call to discuss first quarter 2004 earnings on Monday, April 26, 2004, at 10 a.m. CST. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com. The call may also be accessed by telephone at 800-901-5231, passcode 69529158 (international callers, please dial 617-786-2961). An audio replay will be available shortly after the call on AEL's web site. An audio replay will also be available via telephone through May 3, 2004 by calling 888-286-8010, passcode 60924246 (international callers will need to dial 617-801-6888).

ABOUT AMERICAN EQUITY

        Founded in 1995, American Equity Investment Life Holding Company is a full -service underwriter of a broad line of annuity and insurance products, with a primary emphasis on the sale of fixed-rate and index annuities. The company has approximately 210 employees and more than 43,000 agents selling its products in 47 states and District of Columbia.

American Equity Investment
Life Holding Company

Operating Earnings
Three months ended March 31, 2004

		Adjustments
	As Reported	Realized Gains	FAS 133	Operating Income(a)
	(Dollars in thousands, except per share data)
Revenues:
Traditional life and accident and health insurance premiums	$4,386	$—	$—	$4,386
Annuity and single premium universal life product charges	4,971	—	—	4,971
Net investment income	99,361	—	—	99,361
Realized gains on investments	379	(379)	—	—
Change in fair value of derivatives	5,815	—	13,934	19,749

Total revenues	114,912	(379)	13,934	128,467
Benefits and expenses:
Insurance policy benefits and change in future policy benefits	3,075	—	—	3,075
Interest credited to account balances	85,081	—	(130)	84,951
Change in fair value of embedded derivatives	(16,376)	—	16,376	—
Interest expense on General Agency Commission and Servicing Agreement	814	—	—	814
Interest expense on notes payable	314	—	—	314
Interest expense on subordinated debentures	2,118	—	—	2,118
Interest expense on amounts due under repurchase agreements	315	—	—	315
Amortization of deferred policy acquisition costs	14,966	—	(988)	13,978
Other operating costs and expenses	8,553	—	—	8,553

Total benefits and expenses	98,860	—	15,258	114,118

Income before income taxes	16,052	(379)	(1,324)	14,349
Income tax expense	5,615	(133)	(463)	5,019

Net income	$10,437	$(246)	$(861)	$9,330

Earnings per common share	$0.28			$0.25

Earnings per common share—assuming dilution	$0.25			$0.22

(a)
In addition to net income, we have consistently utilized operating income, operating income per common share and operating income per common share—assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Operating income equals net income adjusted to eliminate the impact of net realized gains and losses on investments and the impact of SFAS 133, dealing with the market value changes in derivatives. Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, we believe measures excluding their impact is useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income, provides information that may enhance an investor's understanding of our underlying results and profitability.

1

Operating Earnings

	Q1 2004	Q1 2003
Revenues:
Traditional life and accident and health insurance premiums	$4,386	$3,602
Annuity and single premium universal life product charges	4,971	5,731
Net investment income	99,361	90,696
Change in fair value of derivatives	19,749	(13,697)

Total revenues	128,467	86,332
Benefits and expenses:
Insurance policy benefits and change in future policy benefits	3,075	2,323
Interest credited to account balances	84,951	53,704
Interest expense on General Agency Commission and Servicing Agreement	814	909
Interest expense on notes payable	314	435
Interest expense on subordinated debentures	2,118	1,915
Interest expense on amounts due under repurchase agreements and other interest expense	315	509
Amortization of deferred policy acquisition costs	13,978	12,108
Other operating costs and expenses	8,553	6,199

Total benefits and expenses	114,118	78,102

Operating income before income taxes	14,349	8,230
Income tax expense	5,019	2,846

Operating income(a)	9,330	5,384
Realized gains on investments, net of offsets	246	127
Net effect of SFAS 133	861	(1,034)

Net income	$10,437	$4,477

Earnings per common share	$0.28	$0.27

Earnings per common share—assuming dilution	$0.25	$0.23

Operating income per common share(a)	$0.25	$0.33

Operating income per common share—assuming dilution(a)	$0.22	$0.27

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  Exhibit 99.1
American Equity Reports First Quarter Results